URANIUM AND MINERAL LEASE and SURFACE AND DAMAGE AGREEMENT

This agreement ("Agreement") is made and entered into this 11th day of July, 2005 (the "Effective Date"), by and among Spearhead Land and Livestock, LP, Frank N. Moore as President, ("Owner and Lessor") whose address is 3493 Ross Road, Douglas, Wyoming 82633; and High Plains Uranium, Inc., an Idaho Corporation, ("Lessee") whose address is 1718 Capitol Avenue, Cheyenne, Wyoming, 82001.

For and in consideration of the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1. Grant of Lease. Lessor hereby grants, leases, and assigns exclusively to Lessee, in accordance with the terms and conditions herein, all uranium and other minerals, excluding coal, coal bed methane, oil, and natural gas ("Subject Minerals") on or under the lands ("Mineral Lands") now owned by Lessor as described on attached Exhibit A.

2. Term. This lease shall commence on the Effective Date and, unless otherwise terminated as provided in this Agreement, shall continue for an initial term of five (5) years from and after the Effective Date, with possible second, third, and fourth (3) optional extensions of an additional five (5) years each, for a total twenty (20) year lease term. Thereafter, this lease shall remain in effect for so long as mining, development, processing, or Reclamation is being conducted on the Mineral Lands on a continuous basis. Such mining, development, processing, or Reclamation shall be deemed to be on a continuous basis unless and until, after the end of the initial or second term, a period of one hundred twenty (120) consecutive days elapses in which no such operations are conducted, excluding periods of Force Majeure.

> **a. Second Term.** On or before the expiration of the initial term, Lessee may extend this lease for a second term of five (5) additional years by paying to Lessor a bonus in the sum of Seventy-Five Dollars ($75) multiplied by the number of acres of Mineral Lands then subject to this lease.
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> **b. Third Term.** If, upon the expiration of the second term, no mining, development, or processing is being conducted, but Lessee has made a discovery on the premises of any subject mineral of such a nature that in Lessee's opinion the same may be commercially produced and Lessee is engaging in physical activities on the Mineral Lands to begin drilling or production, then Lessee shall have the right to extend the lease for a third term of five (5) additional years by paying to Lessor, on or before the expiration of the second term, advance minimum royalties in the sum of

one hundred dollars ($100) multiplied by the number of acres of Mineral Lands then subject to this lease.

c. **Fourth and Final Term.** If, upon the expiration of the third term, no mining, development, or processing is being conducted, but Lessee has made a discovery on the premises of any subject mineral of such a nature that in Lessee's opinion the same may be commercially produced and Lessee is engaging in physical activities on the Mineral Lands to begin drilling or production, then Lessee shall have the right to extend the lease for a fourth term of five (5) additional years by paying to Lessor, on or before the expiration of the second term, advance minimum royalties in the sum of one hundred dollars ($100) multiplied by the number of acres of Mineral Lands then subject to this lease.

3. **Bonus Payment.** Lessee shall pay to Lessor, upon execution of this agreement, a bonus payment in the sum of thirty dollars ($30) multiplied by the number of acres of Mineral Lands subject to this lease.

4. **Royalties.** Lessor reserves royalties as follows.

a. **Uranium.** Lessor reserves a royalty based upon the value of any and all U308 or uranium in any other form recovered in a milling or processing facility from minerals mined or removed from the Mineral Lands. Lessor will receive six percent (6%) of the value of the uranium in the form of yellowcake (U308) recovered from solutions removed from the premises by Lessee, if the value of the yellowcake is less than fifty dollars per pound ($50/lb). Lessor will receive eight percent (8%) of the value of the uranium in the form of yellowcake (U308) recovered from solutions removed from the premises by Lessee, if the value of the yellowcake is equal to or greater than fifty dollars per pound ($50/lb).

b. **Determining the Amount and Value of Uranium.** The amount of yellow cake recovered from solutions mined and removed from the Lands shall be determined on the basis of assays of samples of such solutions, volume of such solutions, and the average recovery percentage of the mill during the month in which the solution is processed. The value of the yellowcake shall be determined by the actual value for which it was sold at an arms-length transaction, except at no time shall the value to be deemed to be less than twenty dollars ($20) per pound. In the event Lessee does not sell and deliver any uranium in the form of yellowcake during the calendar month immediately preceding the calendar month in which the solution is processed, then the value of yellowcake shall be deemed to be the Average Uranium Spot Price as posted on the Uxc website during the twelve month period immediately preceding the calendar month in which the solution was processed, except that it shall

not be deemed to be under twenty dollars per pound.

c. **Other Subject Minerals.** Lessor reserves a royalty of five percent (5%) of the value of any Subject Minerals, other than uranium, that are mined or removed from the Mineral Lands. Provided, however, that this royalty provision does not impose upon Lessee, and Lessee does not accept, any express or implied duty to explore for, develop, mine, or produce any Subject Minerals other than uranium.

d. **Determining the Value of Other Subject Minerals.** The value of any Subject Minerals, other than uranium, is deemed to be the purchase price received by Lessee through an arms-length transaction from the smelter or other purchaser.

e. **Payment of Royalties.** Payment of royalties shall be made by Lessee's check mailed or delivered within twenty-five (25) days after the end of the quarter in which Lessee receives payment of the purchase price for yellowcake or concentrates of other Subject Minerals sold by it and for which royalty is payable hereunder. If yellowcake or concentrates of other Subject Minerals are retained by Lessee for further processing by or for it, they shall be deemed sold, for royalty payment purposes, when delivered to the processing facility. Each payment shall be accompanied by a statement showing weights and values of yellowcake or concentrates of other subject minerals sold or deemed to be sold during the period for which payment is made.

f. At signing of lease, Lessee will provide Lessor with a complete copy of all well logs available to Lessee related to the potential uranium resources in the vicinity of this project regardless of ownership. Annual updates will be provided as new well logs are generated for wells drilled on the Mineral Lands. Lessor shall maintain the confidentiality of such information, and shall not divulge it to third parties without the written consent of Lessee, unless: (i) at the time of disclosure, such information is in the public domain; (ii) the information is obtained by Lessor from a third party who did not received such information, directly or indirectly, from Lessee; or (iii) required by court order or other enforceable legal requirement; provided, however, that Lessor must use its reasonable best efforts to oppose, dispute, and defend against such order or requirement.

5. **Grant of Easement.** Owner hereby grants Lessee, its employees, and its designated agents, a private, limited easement to enter upon and use the lands described in attached Exhibit B ("Surface Lands") to survey, explore, prospect, drill, develop, mine by in-situ leaching methods (and only by in-situ leaching methods, not by underground or open pit methods), store, process, remove, ship, and market any Subject Minerals; the right to construct and use buildings, roads, power lines, communication lines and any other improvements deemed

necessary or desirable by Lessee; and the right to conduct all other operations necessary, convenient, or incidental to the rights of Lessee under this Agreement. Notwithstanding any other provisions of this Agreement, the rights granted to Lessee shall be limited to operations relating to the exploration, drilling, development, and production of uranium or other Subject Minerals by in-situ methods. No other exploration, drilling, or production operation shall be conducted by Lessee on the Surface Lands unless Lessee and Owner enter into a separate agreement for other such operations.

6. **Term.** This easement shall commence on the Effective Date and, unless otherwise terminated as provided in this Agreement, shall continue for an initial term of five (5) years from and after the Effective Date, with possible second, third, and fourth (3) optional extensions of an additional five (5) years each, for a total twenty (20) year easement term. Thereafter, this easement shall remain in effect for so long as mining, development, processing, or Reclamation is being conducted on the Surface Lands on a continuous basis. Such mining, development, processing, or Reclamation shall be deemed to be on a continuous basis unless and until, after the end of the initial or second term, a period of one hundred twenty (120) consecutive days elapses in which no such operations are conducted, excluding periods of Force Majeure.

a. **Second Term.** On or before the expiration of the initial term, Lessee may extend this easement for a second term of five (5) additional years by paying to Owner a bonus in the sum of Seventy-Five Dollars ($75) multiplied by the number of acres of Surface Lands then subject to this easement.

b. **Third Term.** If, upon the expiration of the second term, no mining, development, or processing is being conducted, but Lessee has made a discovery on the premises of any subject mineral of such a nature that in Lessee's opinion the same may be commercially produced and Lessee is engaging in physical activities on the Surface Lands to begin drilling or production, then Lessee shall have the right to extend the easement for a third term of five (5) additional years by paying to Owner, on or before the expiration of the second term, advance minimum royalties in the sum of one hundred dollars ($100) multiplied by the number of acres of Surface Lands then subject to this lease.

c. **Fourth and Final Term.** If, upon the expiration of the third term, no mining, development, or processing is being conducted, but Lessee has made a discovery on the premises of any subject mineral of such a nature that in Lessee's opinion the same may be commercially produced and Lessee is engaging in physical activities on the Surface Lands to begin drilling or production, then Lessee shall have the right to extend the easement for a fourth term of five (5) additional years by paying to Owner, on or before the expiration of the second term, advance minimum

royalties in the sum of one hundred dollars ($100) multiplied by the number of acres of Surface Lands then subject to this lease.

7. **Bonus Payment.** Lessee shall pay to Owner, upon execution of this agreement, a bonus payment in the sum of thirty dollars ($30) multiplied by the number of acres of Surface Lands subject to this Agreement.

8. **Overriding Royalty.** Owner reserves an overriding royalty based on the value of any and all Subject Minerals mined or removed from the Surface Lands. Owner shall receive three percent (3%) of the value of the uranium in the form of yellowcake (U308) recovered from solutions removed from the premises by Lessee, if the value of the yellowcake is less than fifty dollars per pound ($50/lb). Owner shall receive four percent (4%) of the value of the uranium in the form of yellowcake (U308) recovered from solutions removed from the premises by Lessee, if the value of the yellowcake is equal to or greater than fifty dollars per pound ($50.lb). Owner shall receive three percent (3%) of the value of any Subject Minerals, other than uranium, that are mined or removed from the Surface Lands. Amounts and values of uranium or other Subject Minerals shall be determined in the same way such amounts and values are determined for royalties as set forth in paragraph 4 above.

9. **Notification.** Lessee shall notify Owner prior to entry upon the Surface Lands and prior to any drilling on the Surface Lands. Lessee shall consult with Owner and obtain Owner's consent, such consent not being unreasonably withheld, as to the location of each well, road, pipeline, power line, and gathering system to be placed on the Surface Lands. To the extent possible, Lessee will use existing roads on the surface of the Surface Lands for its operations, and, if construction of a new road is required, Lessee will locate the new road in a manner that reasonably minimizes interference with Owner's operations on the Surface Lands. If a pipeline, power line, or gathering system is to be installed by Lessee on the Surface Lands, Lessee will locate the pipeline, power line and gathering system in a manner that reasonably minimizes interference with Owner's operations on the Surface Lands and does the least reasonable damage to the Surface Lands.

10. **Non-exclusive Rights.** The rights granted by Owner to Lessee are non-exclusive, and Owner reserves the right to use all access roads and all surface and subsurface uses of the Lands and the right to grant successive easements, rights of way thereon or across, and leases of minerals other than Subject Minerals, on such terms and conditions as Owner deems appropriate. Lessee shall notify any easement holder prior to any digging or excavation in excess of two feet deep which might interfere with an easement holder's easement. Lessee will not interfere with an easement holder's rights, and shall not construct any buildings, structures, or other facilities over or across an existing easement, nor alter the contour or elevation of the land on or above and existing

easement, without prior written consent of the easement holder.

11. **Damage Payments**. The following additional damage payments will be made by Lessee:

a. **Annual payments.** Lessee shall pay to Owner an annual surface damage payment in the sum of two hundred fifty dollars ($250) multiplied by the number of acres of Surface Lands actually under development and used for the production of Subject Minerals during the preceding year. For purposes of this subparagraph, the number of acres actually under development and used for the production of Subject Minerals shall include that area in which production and development wells are located, plus an additional one hundred foot (100') radius beyond the center of each development well. All such areas shall continue to be deemed acres actually under development and used for the production of Subject Minerals through the period of Reclamation (as defined in paragraph 21 below), and until Bond Release (as defined in paragraph 21 below), after which time Lessee shall not owe any additional annual payments to Owner.

b. **Survey Fee:** When conducting survey operations upon Surface Lands prior to actual drilling of site, Lessee shall pay Owner a fee of fifty dollars ($50) per day per vehicle actually used on the Surface Lands for such survey operations.

c. **Exploratory & Delineation Drilling:** Prior to entering upon the Surface Lands for drilling such well, Lessee shall pay Owner a fee of one hundred dollars ($100) per drill site for each well that is drilled by Lessee only for the purpose of obtaining geologic information, and that is not completed for production.

d. **Monitor Wells:** Annually, Lessee shall pay Owner a fee of one hundred dollars ($100) per drill site for each well that is drilled and maintained by Lessee only for the purpose of monitoring groundwater quality or quantity, and that is not completed for production. This annual payment shall be made on the anniversary date of the start date in each and every year until the well has been plugged and abandoned, through the period of Reclamation (as defined in paragraph 21 below), and until Bond Release (as defined in paragraph 21 below), after which time Lessee shall not owe any additional annual payments to Owner.

e. **Pipelines and Power lines Outside of Enclosed Production Units.** For each trench in which a pipeline or power line is buried on the Surface Lands, Lessee shall pay Owner the sum of five dollars ($5) per lineal rod for each such facilities trench, as an initial fee. Lessee will use its best reasonable efforts to place pipelines and power lines in the same

trench at the same time, in which case a single charge of five ($5) per lineal rod shall be paid for multiple facilities installed in the same trench at the same time. Estimated payments for pipeline and/or power line trenches shall be made by Lessee prior to commencement of trenching operations, with any balance due payable within thirty (30) days after installation, re-excavation, or take-up of the line. Lessee will use its best reasonable efforts to bury all electrical lines underground, but in the event secondary electrical lines are installed above ground; then, except for well houses, compressors stations and associated facilities, Lessee shall pay to Owner five dollars ($5) per lineal rod for electrical lines installed above ground as an initial fee. After one year from the commencement of the building of any of the above pipelines or power lines, Lessee shall pay Owner the sum of three dollars ($3) per lineal rod for each such pipeline and power line, whether above or below ground; provided, however, that where pipelines and power lines are placed in the same trench, this sum of three dollars ($3) per lineal rod shall cover all such multiple facilities.

f. Mill Site: Owner and Lessee agree that compensation for damages related to installation of any mill sites will be negotiated in good faith separately and apart from this agreement.

g. Access Outside of Enclosed Production Units. Lessee shall pay Owner an initial payment of five dollars ($5) per lineal rod for each new or existing roads on the Surface Lands utilized exclusively for operations on the Surface Lands, and thereafter, Lessee shall pay to Owner an annual payment at the rate of three dollars ($3) per lineal rod for use of these roads. The initial payment shall be made before the roads are used for access and the annual payment shall be due and payable on February 1 of each and every year thereafter. Payment for any period of time less than 12 months shall be prorated at the rate of 1/12th per month.

h. Price Index. Every three years, commencing with the third anniversary of the Effective Date of this Agreement, all of the payments called for in this paragraph shall be adjusted based on the Consumer Price Index. The adjustment shall be made by multiplying the payment by a fraction, the numerator of which is the Consumer Price Index for the month and year in which the adjustment is to be made and the denominator of which is the Consumer Price Index for the month and year of this Agreement. "Consumer Price Index" shall mean the Consumer Price Index for All Urban Consumers (commonly known as CPI-U) for the U.S. City Average for All Items, 1982-1984=100, as published by the United States Department of Labor. If the Consumer Price Index is no longer published, Owner shall in good faith select a successor, comparable index to be used for making these calculations. However, at

no time shall the payments be less than those agreed to in this agreement and payments shall never be increased more than twelve percent (12%) from the base amount provided for in this agreement.

i. **Other Damage Payments.** Lessee shall make payment to Owner annually of eight hundred dollars ($800) per acre for all other actual damages caused by Lessee on the Surface Lands in the normal operations of Lessee, and that is not otherwise specifically covered in this paragraph. If Lessee has the right to access other areas of Owner's property under a separate damage or payment agreement, nothing in this agreement shall be construed to negate, suspend, or alter the obligation to make payments under such other agreement.

j. **Aggregation of Annual Payments**. To facilitate administration of annual payments due in accordance with this paragraph, Lessee may aggregate all such annual payments due for a particular calendar year and deliver to Owner an annual aggregated payment for the ensuing 12 month period ("Aggregated Payment"). The Aggregated Payment shall be mailed to Owner on or before December 31st of the following year. Should any portion of the Aggregated Payment apply to a period of less than 12 months, said Aggregated Payment will be prorated based on 1/12 of the regular annual payment multiplied by the number of months comprising said partial year. By way of example, if Lessee commences a mine on June 30th of a particular year, the initial payment (which covers a 12 month period) will be paid at the time the mine is commenced and the first annual payment will be paid on December 31st of that year. In this example, the first annual payment will be in the amount of 6/12ths of the regular annual payment, representing the balance due (July through December) for the ensuing 12 month period (January 1st to December). The second annual payment will be in the full amount and shall cover January 1st to December 31st of the next ensuing 12 month period.

12. **Pipeline and Power line Construction.** Lessee shall provide Owner with an as built survey plat or CAD drawings showing the location of all pipelines, power lines, and gathering systems promptly after their installation. All pipelines, power lines, and gathering systems located by Lessee on the Surface Lands, but outside of enclosed production units shall be buried to the depth of at least four (4) feet below the surface. All temporary easements for pipelines, power lines, and gathering systems during construction and repair operations shall be limited to 60 feet in width. Subsequent to the construction and/or repair phases, all such easements shall be limited to twenty (20) feet in width, being ten (10) feet on each side of the centerline. Owner shall have the right to connect to and use any power lines constructed by Lessee on the Surface Lands, provided that such use by Owner must be separately metered, and further provided that payment for such use shall be the sole responsibility of Owner. In

the event that any pipeline constructed on the Owner's lands shall cease to be utilized for twenty-four (24) consecutive months, said pipeline easement granted hereunder shall thereupon terminate and revert to the Owner. Lessee shall execute and file the necessary releases of record. Lessee shall remove all pipelines prior to the expiration of the twenty-four (24) month period. However, as provided in paragraph 21 below, Lessee shall continue to have access to such easements as necessary to perform Reclamation and post-reclamation obligations, even after such easement has terminated.

13. **Limitation on Rights.** Lessee shall not stack equipment or supplies on the Surface Lands, either on or off a mine site, without the prior written consent of Owner except when Lessee has the equipment or such materials on location and due to weather conditions determines that it will cause less damage to leave the equipment or materials on location and discontinue operations until weather conditions improve. Lessee's activities will be kept to a minimum at times of breeding or birthing of Owner's livestock. During lambing and calving seasons, Lessee will maintain close contact with Owner in an effort to determine the locations where lambing and/or calving is expected to occur and to minimize disruption of these birthing events. Lessee will keep Owner advised during lambing and calving season of its plans to enter the property. Lambing and calving season shall be deemed to begin on April 15th and end on June 15th, unless, on or before the January 1 date preceding such season, Owner notifies Lessee of different dates.

14. **Locations.** All well locations shall be limited to approximately one (1) acre of land during drilling or re-working and no more than one-quarter (1/4) acre for each permanent facility. Upon consultation with Owner, Lessee shall drill all wells as far as reasonably possible from any residence, house, barn, corral, feedlot, windmill, water well, or spring on the Surface Lands. Lessee shall not construct or place any housing or dwelling units on the Surface Lands.

15. **Maintenance and Condition of Property.** Lessee shall at all times keep the mine sites, roadways, and other areas used or disturbed by Lessee in safe condition and in good order, free of weeds, litter, equipment, supplies and debris. Lessee shall not permit the release, discharge, or disposal of any Toxic Substances or Hazardous Wastes on or under the Surface Lands. For purposes of this Agreement, the term Toxic Substances shall mean any chemical substance regulated as a toxic substance under the Toxic Substances Control Act, 15 U.S.C. § 2601-2671 (as it exists on the Effective Date of this Agreement, or its functional equivalent as of the date of any release, discharge, or disposal). For purpose of this Agreement, the term Hazardous Wastes shall mean any oil, petroleum, or other hydrocarbon material, and any material regulated as hazardous waste under the Resource Conservation and Recovery Act, 42 U.S.C. § 6901-6992(k) (as it exists on the Effective Date of this Agreement, or its functional equivalent as of the date of any release, discharge, or disposal).

Lessee shall maintain existing and newly constructed roads used by Lessee to the reasonable satisfaction of Owner, which maintenance shall include graveling, blading, spraying for weeds, and dust control. All visible facilities placed on the property by Lessee shall be painted in earth tones consistent with the surrounding area.

16. **Produced Water.** No produced water will be discharged on the Surface Lands without the Owner's prior written consent, which consent shall not be unreasonably withheld.

17. **Consolidation.** Whenever possible, Lessee will consolidate its facilities for as many wells as reasonably practicable, locating in-coming power at a central point and constructing all power lines underground and placing all roads, power lines, and pipelines in the same corridor.

18. **Dry Hole.** If Lessee does not discover uranium in paying quantities at a well site and determines the well to be a "dry hole" or upon cessation of production, Lessee shall reclaim all areas disturbed and plug and abandon the well as required by applicable law and regulations and as may otherwise be reasonable and prudent.

19. **Roads.** Two track, unimproved roads shall be used by Lessee whenever reasonably possible. New all weather roads will be constructed only when reasonably necessary, and any new roads on the Surface Lands shall be limited to twenty (20) feet in width for the actually traveled road bed, together with a reasonable width, not to exceed fifteen (15) feet from the centerline of the actually traveled road bed, for fills, shoulders, and crosses. If a new road is constructed on the Surface Lands, only gravel and not scoria shall be utilized, the entry to that road will be locked if requested by Owner, and access controlled for use only by Lessee and Owner. Lessee shall keep all roads used by Lessee in good order and repair and immediately repair any road damaged by Lessee's operations.

20. **Livestock, Gates, Cattle guards and Fences.** Lessee shall pay Owner the fair market value of any livestock killed or injured as a result of operations. No fences, cattle guards or other improvements shall be cut or damaged by Lessee without the prior written consent of Owner and the payment of additional damages or the institution of other safeguards to protect the rights and property of the Owner. Lessee shall keep all gates in the "as found" condition, either opened or closed unless such gates are replaced by cattle guards as set forth below in this subparagraph). Lessee shall be responsible for all costs associated with herding and recapturing livestock that may escape through fences that are damaged by Lessee or that escape through openings in fences or gates left open due to the actions of Lessee or its agents. Any livestock herding, recapturing, or sorting required as a result of Lessee's activities shall be compensated at the

rate of forty dollars ($40) per person per hour for a maximum of two thousand dollars ($2000) per incident. If any pasture historically used for livestock is rendered substantially unuseable or is substantially interfered with because of Lessee's activities such that Owner's livestock cannot access adequate food or water in such pasture, then Lessee shall either promptly adjust its operations to enable livestock to have access to adequate food and water, or fairly and reasonably compensate Owner for the temporary relocation of Owner's livestock to the nearest adequate pasture. Lessee shall construct stock-tight fences around any dangerous area, including any drilling pits. All cattle guards, metal gates, and fences installed by Lessee shall be kept clean and in good repair. On all roads used by Lessee, Lessee may replace gates with cattle guards, but at the request of owner, shall install metal gates in addition to such cattle guards.

21. Reclamation and Bond Release. Lessee must perform Reclamation on all Surface Lands disturbed by Lessee's operations.

a. **Reclamation.** For purposes of this Agreement, the term Reclamation shall have the meaning set forth in the Wyoming Environmental Quality Act, Wyo. Stat. § 35-11-103(e)(i). Lessee must perform Reclamation in compliance with the requirements of the Wyoming Environmental Quality Act, Wyo. Stat. §§35-11-401 – 423, and in compliance with the Lessee's reclamation plan required by and approved by the Wyoming Department of Environmental Quality, Land Quality Division, pursuant to Wyo. Stat. § 35-11-406(b)and (m), and implementing regulations promulgated there under.

b. **Bond Release.** Reclamation shall be deemed complete upon Bond Release. For purposes of this Agreement, the term Bond Release shall mean that the Wyoming Department of Environmental Quality, Land Quality Division, has determined that the reclamation plan for any affected land has been completed, and releases up to seventy-five percent (75%) of Lessee's reclamation bond for such area, as provided in Wyo. Stat. § 35-11-417(e).

c. **Post-Reclamation.** Lessor, Owner, and Lessee recognize and agree that, after Reclamation is completed as set forth in subparagraph 21.b. above, the Wyoming Department of Environmental Quality, Land Quality Division, may still retain a portion of Lessee's reclamation bond for an affected area, Lessee may still retain certain post-reclamation obligations to assure proper revegetation and restoration of groundwater. For as long as Lessee retains such obligations, Lessor and Owner grant, and Lessee retains, such right of access to, on, across, over, and under the Mineral Lands and Surface Lands as is reasonably necessary to perform such post-reclamation obligations as required by law, rules or regulations, or any

applicable permit, authorization, or approval.

22. **Weeds.** Lessee shall inspect for and control on a continuing basis all weeds on any areas of Surface Lands used by or disturbed by Lessee.

23. **Above Ground Facilities.** Upon the completion of production, or when above ground facilities are no longer used for production, Lessee shall remove all above ground facilities from the Surface Lands and perform Reclamation on such areas.

24. **Fencing of Access Roads.** Lessee will not fence across or along side any access roads without the prior written consent of Owner.

25. **Payments.** The payments herein provided are acknowledged as sufficient and in full satisfaction for damages caused or created by the reasonable and customary entry, access, operation, and use of the roads and mine sites, but do not include damage to livestock, buildings or improvements or injuries to persons or to any damage or destruction caused to Owner's wells or water supply. Lessee shall be liable for damages if, as a result of its operations hereunder, any water on the Surface Lands that had been potable is affected to the extent that it is rendered non-potable for human, cattle, or other ranch animals, or any water supply, well, or reservoir on the Surface Lands is destroyed or its output substantially diminished. This Agreement does not relieve Lessee from liability for damage caused by Lessee's negligence or by spills or discharges of any Toxic Substance or Hazardous Wastes due to Lessee's operations, or by leakage or releases of petroleum and other hydrocarbon substances from or caused by Lessee's operations.

26. **No Warranty; Lesser Interests.** Neither Lessor nor Owner makes any warranty of title or otherwise in entering into this Agreement. However, if Lessor owns less than the entire interest in the Mineral Lands, or if Owner owns less than the entire interest in the Surface Lands, then payments provided herein shall be paid to Lessor or Owner, as applicable, only in the proportion that the Lessor's or Owner's interest bears to the entire interest, and Lessee shall be entitled to recover excess payments previously made to Lessor or Owner or to offset excess payments against future payments thereafter due to Lessor or Owner.

27. **Non-Disturbance.** Lessee and its employees and authorized agents shall not disturb, use, or travel upon any of Owner's lands not subject to this agreement. Further, Lessee shall disturb, use, and/or travel upon the Surface Lands only to the extent reasonably necessary for Lessee's pre-drilling, drilling, production, and post-production operations.

28. Fires, Weapons and Explosives. Lessee shall permit no open fires on the Surface Lands, and shall assure that all persons conducting operations on behalf or Lessee have with them adequate fire suppression equipment. Lessee shall compensate Owner for all damages caused by fire resulting from Lessee's operations as set forth in paragraph 43 below. None of Lessee's employees or authorized agents or any other person under the direction or control of Lessee shall be permitted to carry firearms or any weapon while crossing the property. No dogs will be permitted on the property at any time. Lessee shall not use explosives on the Lands. Lessee will notify all of its contractors, agents and employees that no dogs, firearms, or weapons are permitted on the property.

29. Owner's Existing Water Sources. Lessee shall not use any water from existing water wells, reservoirs, or springs on the Surface Lands, unless Owner has consented to such use. In the event that Lessee desires to purchase water to use in its operations, Lessee shall give Owner the right of first refusal provide such water, at competitive rates in the area, from any of Owner's existing water wells, reservoirs, or springs on the Surface Lands. Lessee shall not disturb, interfere with, fill, or block any irrigation ditches or laterals, creeks, reservoirs, springs, or other sources or conduits of water on the Surface Lands. Before conducting any operations, Lessee, at its sole cost and expense, will measure the static water level and productive capacity of existing wells located on the Surface Lands, and any existing wells owned by Owner within one half mile of any uranium mine or mill site created by Lessee, and will test such wells for the constituents of coliform, lead, nitrite, nitrate, iron, manganese, sodium, pH, hardness (Ca, Mg), alkalinity, and turbidity. Lessee shall also establish a continuing water well monitoring program to identify changes in the quality of Owner's water wells. The monitoring program shall include, at a minimum, water quality tests on each water well immediately after initial production, within the first 30 days after initial production, 3 months after initial production, 6 months after initial production, and annually thereafter. Lessee shall immediately provide Owner with copies of all test results showing water quality and the levels of the above described constituents in three categories: the level that federal regulations declare as the safe drinking water levels, the level prior to any uranium mining, and the current level. If the level of any constituent experiences an increase of ten percent (10%) or more above its initial level, quarterly monitoring shall become mandatory for such well, until such time as the well returns to its normal seasonal level, or the reason for such increase is determined. Any such well shall be deemed an "Impaired Water Well." Owner shall notify Lessee of the impairment. Within 30 days from receipt of the notice of impairment, Lessee shall at its expense restore Owner's access to water of sufficient quantity and quality and in reasonable proximity to the Impaired Water Well to offset such impairment by reconfiguring or re-drilling the water well, drilling a new water well, or by other means. During the

30 days after receipt of the notice of impairment, Lessee shall provide and make available water for domestic livestock usage in quantity, quality, and location required for the maintenance of normal and customary domestic livestock operations. If Lessee reconfigures or re-drills a well or drills an existing water well of Owner, Lessee will obtain, except in cases of emergency or when Owner is not reasonably available, Owner's approval of the water well contractor, well design, and well location before commencing operations. If the operational costs of the reconfigured, re-drilled, or new well exceed the operational costs of the adversely affected well, Lessee shall reimburse Owner for those costs as they are incurred. Lessee shall develop emergency procedures for immediate delivery of water to Owner within twenty-four (24) hours of notice of impairment. Lessee shall appoint a representative to handle such matters and provide Owner a local contact and a twenty-four (24) hour emergency contact. If Lessee undertakes activities to restore any Impaired Water Well's capacity or to restore Owner's access to water and if such activities require permits from regulatory agencies, Owner shall cooperate with Lessee in obtaining the permits and permission necessary to conduct such operations. All costs of operations, including without limitation fees for obtaining permits and permission, shall be paid by Lessee.

30. Enforcement Costs. If Lessee defaults under this agreement, Lessee shall pay all costs and expenses, including a reasonable attorney's fee, incurred by Owner in enforcing this agreement.

31. Time. Time is of the essence in this agreement.

32. Indemnification. To the maximum extent permitted by law, Lessee will indemnify, defend, and hold harmless Owner, and, if applicable, Owner's officers, directors, employees, agents, successors and assigns from any and all claims, liabilities, demands, suits, losses, damages, and costs (including, without limitation, any attorney fees) which may arise out of or be related to Lessee's activities on the Lands including, without limitation, any claims that Lessee's operations hereunder are either illegal, unauthorized, or improper and any claims asserted by any person or state or federal agency for environmental damage or flooding or pollution resulting from Lessee's activities. To the maximum extent permitted by law, Lessor and Owner will indemnify, defend, and hold harmless Lessee, and, if applicable, Lessee's officers, directors, employees, agents, successors and assigns from any and all claims, liabilities, demands, suits, losses, damages, and costs (including, without limitation, any attorney fees) which may arise out of or be related to Lessor's or Owner's activities on the Lands including, without limitation, any claims that such operations are either illegal, unauthorized, or improper and any claims asserted by any person or state or federal agency for environmental damage or flooding or pollution resulting from Lessor's or Owner's activities.

33. **Compliance with Law.** Lessee shall conduct operations and activities in accordance with applicable local, state, and federal laws, rules, and regulations.

34. **Release.** To the maximum extent permitted by law, Lessee releases, waives, and discharges Owner, and, if applicable, Owner's officers, directors, employees, agents, successors and assigns, from any and all liabilities for personal injury, death, property damage, or other damage arising out of Lessee's operations under this agreement or use of the Lands. Owner will not be liable for any damages caused by Owner's livestock to Lessee's facilities.

35. **Notice.** Notice may be given to either party to the Agreement by depositing the same in the United States mail postage prepaid, duly addressed to the other party at the address set out at the beginning of this Agreement. Such notice shall be deemed delivered when deposited in the United States mail. Lessee shall promptly notify Owner in writing of the name address and telephone number of any person or entity to whom Lessee assigns all or any portion of its rights under any uranium lease which affects the Lands.

36. **Recording.** This agreement may not be recorded without the written consent of Owner and Lessee. However, the parties shall record a memorandum of this agreement that gives record notice of the existence of this agreement.

37. **Construction of Agreement.** This agreement shall be construed under the laws of the State of Wyoming, except where federal laws are specifically cited in the Agreement.

38. **Binding Effect.** his agreement is binding upon the successors and assigns of the parties.

39. **Assignments**. This Agreement may be assigned in whole or in part by either party, except that Lessee shall not have the ability to assign its duties to perform Reclamation, and Lessee shall remain liable for any Reclamation that remains undone by its assigns.

40. **Default**. If Lessee defaults under this agreement, Owner shall give Lessee written notice of the default. If Lessee fails to correct the default within 30 days after the delivery of the notice of default, Owner may, in addition to any other rights and remedies available to Owner, either suspend the right of Lessee to enter upon and use the Lands until the default is cured, or terminate this agreement. If Owner elects to terminate this Agreement, Lessee shall, with reasonable promptness, remove all of its property and facilities from the Surface Lands and perform Reclamation as required by this Agreement. If Owner elects to terminate this Agreement, then Lessee's remaining rights and obligations shall be as set forth in paragraph 41 below.

41. **Termination.** Owner shall have the right to terminate this Agreement

only as provided in paragraph 40 above, or at such time as Lessee has ceased uranium mining operations on the Mineral Lands for a period of time exceeding one hundred twenty (120) consecutive days. For purposes of this paragraph, the term uranium mining operations shall include the process of Reclamation. Lessee shall have the right to terminate this Agreement, in whole or in part, at any time by written notice to Lessor and Owner, subject to the following terms and conditions.

a. **Lessee's Obligations.** Upon termination of this Agreement, all of Lessee's obligations to Lessor and Owner under this Agreement shall cease, except that Lessee shall retain its obligations: (i) to make such payments under this Agreement that accrued prior to termination; and (ii) perform Reclamation.

b. **Lessee's Rights.** Upon termination of this Agreement, all of Lessee's rights under this Agreement shall cease, except that Lessee shall retain its rights: (i) to such access on, across, over, and under the Mineral Lands and Surface Lands as is reasonably necessary to perform Reclamation as required by law, rules or regulations, or any applicable permit, authorization, or approval; and (ii) to such access on, across, over, and under the Mineral Lands and Surface Lands as is reasonably necessary to perform post-reclamation obligations as required by law, rules or regulations, or any applicable permit, authorization, or approval.

42. Taxes. Lessee shall pay all additional taxes which may be assessed against the Lands by reason of any improvements placed thereon by Lessee.

43. Fire. Any fires caused by the Lessee's personnel, agents, or assigns, shall be paid for at the rate of fifty dollars ($50) per acre of rangeland burned, unless it involves more than fifty percent (50%) of a given pasture, in which event Lessee shall pay one hundred dollars ($100) per acre of rangeland burned . All other losses shall be compensated at actual replacement cost. Owner shall invoice Lessee for any such actual replacement costs, and Lessee shall remit payment within thirty (30) days of receipt thereof.

38. Arbitration. In the event of any dispute under this agreement that cannot be resolved by the parties, such disputer shall be settled by arbitration in Douglas, Wyoming, in accordance with the rules then obtaining of the American Arbitration Association, and the decision and award of any such arbitration shall be binding upon the parties hereto, and enforceable through any court having jurisdiction thereof.

Dated this 11th day of July, 2005.

Lessor:	**Lessee:**
Spearhead Land and Livestock, LP	High Plains Uranium, Inc.
By: Frank N. Moore Frank N. Moore	By: [signature] James G. Baughman
Title: President	Title: President

ACKNOWLEDGMENTS

STATE OF WYOMING)
) ss.
COUNTY OF CONVERSE)

The foregoing instrument was acknowledged before me this 11th day of July, 2005, by Frank N. Moore, as President of the Spearhead Land and Livestock, LP.

WITNESS my hand and official seal.

NOTARY PUBLIC
CHARLES L. SNYDER
STATE OF WYOMING
COUNTY OF NATRONA
My Commission Expires Jun 26, 2009

Charles L Snyder
Notary Public

My Commission Expires: 6-26-09

STATE OF WYOMING)
) ss.
COUNTY OF Natrona)

The foregoing instrument was acknowledged before me this 11th day of July, 2005, by James G. Baughman, as President of High Plains Uranium, Inc.

WITNESS my hand and official seal.

NOTARY PUBLIC
CHARLES L. SNYDER
STATE OF WYOMING
COUNTY OF NATRONA
My Commission Expires Jun 26, 2009

Charles L Snyder
Notary Public

My Commission Expires: 6-26-09

Exhibit A

Attached to and made a part of that certain Uranium Lease and Surface and Damage Agreement dated July 11, 2005, by and between Spearhead Land and Livestock, LP, ("Owner and Lessor"), and High Plains Uranium, Inc. ("Lessee") covering the following described lands, located in Converse County, Wyoming

MINERAL LANDS

Township 39 North, Range 74 West, 6th P.M.
Section 18 – Lot 3 – 35.39, W2NE4, E2NW4, NE4SW4, N2SE4

Containing approximately 315.39 acres more or less.

Signed for identification:

Spearhead Land and Livestock, LP

By: Frank N. Moore
Frank N. Moore, President

Exhibit B

Attached to and made a part of that certain Uranium Lease and Surface and Damage Agreement
dated July 11, 2005, by and between
Spearhead Land and Livestock, LP, ("Owner and Lessor"), and High Plains Uranium, Inc. ("Lessee")
covering the following described lands, located in Converse County, Wyoming

MINERAL LANDS

Township 39 North, Range 74 West, 6th P.M.
Section 18 – Lot 3 – 35.39, W2NE4, E2NW4, NE4SW4, N2SE4
FNM Section 18 - Lot 1 - 35.28, Lot 3 - 35.51
Containing approximately 315.39 acres more or less.

Signed for identification:

Spearhead Land & Livestock, Limited Partnership

By: Frank N. Moore
Frank N. Moore

FNM Township 39 North, Range 75 West, 6th PM
Section 13 - NE4, N2SE4